Exhibit 10.5

                     SUPPLEMENTAL RETIREMENT PLAN AGREEMENT

      This sets forth the Supplemental Retirement Plan Agreement made effective as of July 1, 2003 between (i) COMMUNITY BANK SYSTEM, INC., a Delaware corporation and registered bank holding company, and COMMUNITY BANK, N.A., a national banking association, both having offices located in Dewitt, New York (collectively, the "Employer"), and (ii) MARK E. TRYNISKI, an individual currently residing at 1964 Penfold Way, Baldwinsville, New York ("Employee").

                                    RECITALS

            A. Employer maintains the Community Bank System, Inc. Pension Plan, as may be amended from time to time ("Pension Plan").

            B. Employee is expected to become a participant in the Pension Plan beginning July 1, 2004.

            C. Internal Revenue Code Section 401(a)(17) ("Section 401(a)(17)") limits the amount of a participant's compensation that may be taken into account under the Pension Plan for purposes of calculating the participant's Pension Plan benefit.

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            D.    Employee is expected to receive compensation from Employer in the form of "Base Salary" that exceeds the limit in effect from time to time under Section 401(a)(17).

            E. Employer wishes to provide Employee with a supplemental retirement benefit that is based upon the portion of Employee's "Base Salary" that cannot be taken into account under the Pension Plan due to the limitation imposed on the Pension Plan by Section 401(a)(17).

                                      TERMS

            IN CONSIDERATION of the premises and mutual agreements and covenants contained herein, and other good and valuable consideration, the parties agree as follows:

      1. Supplemental Retirement Benefit.

            (a) Employer shall pay Employee an annual supplemental retirement benefit equal to the excess (if any) of (i) the annual benefit that Employee would have earned pursuant to the Pension Plan if 100 percent of Employee's annual compensation that is disregarded for Pension Plan purposes solely because of the limit imposed by Section 401(a)(17) is added to the amount of Employee's annual Base Salary actually taken into account pursuant to the Pension Plan and if Internal Revenue Code Section 415 is disregarded, minus (ii) the annual benefit actually payable to Employee pursuant to the Pension Plan.

            (b) For the purposes of paragraph 1, Employee's actual Pension Plan benefit will be Employee's accrued benefit under the Pension Plan, expressed in the form of a single life annuity for Employee's life beginning at age 65 and determined as of the date Employee begins


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to receive the supplemental retirement plan benefit (but without regard to whether payments of the Pension Plan benefit have commenced).

            (c) The supplemental retirement benefit described in paragraph 1 shall be payable in monthly installments commencing on the first day of the month following the latest of (i) Employee's receipt of all payments due under the terms of the Employment Agreement between Employee and Employer, (ii) Employee's termination of employment with Employer, or (iii) Employee's 55th birthday.

            (d) The supplemental retirement benefit described in this paragraph 1 shall be paid in the form of an actuarially reduced joint and 50 percent survivor benefit with Employee's spouse as survivor annuitant; provided, however, that:

                  (i) If Employee simultaneously commences receipt of Employee's Pension Plan benefit, then the benefit under this paragraph 1 shall be paid in the same form as Employee's Pension Plan benefit;

                  (ii) If Employee shall receive payment of Employee's benefit under the Pension Plan in a form other than a single life annuity for Employee's life, then the supplement retirement benefit under this paragraph 1 shall be converted to the same form of payment, using the factors applied to determine actuarial equivalents under the Pension Plan at the time payments begin; and

                  (iii) If Employee or his beneficiaries shall receive payment of Employee's benefit under the Pension Plan prior to Employee's attainment of age 62, then the supplement retirement benefit under this paragraph 1 shall be subject to the same early retirement reduction, using the factors applied to determine early retirement benefits under the Pension Plan at the time payments begin.


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            Notwithstanding the foregoing, if Employee dies prior to commencing receipt of payments under this paragraph 1, Employee's surviving spouse shall receive an actuarially reduced 50 percent survivor benefit determined as if Employee retired on the latest date described in (c) above and immediately commenced receipt of payments under both this paragraph 1 and the Pension Plan in the form of an actuarially reduced joint and 50 percent survivor benefit with his spouse as survivor annuitant. If Employee has no spouse at the time of Employee's death, no survivor benefits shall be paid pursuant to this paragraph 1.

            (e) Employer shall establish a "grantor trust" (as that term is defined in Internal Revenue Code Section 671) to aid it in the accumulation and payment of the supplemental retirement benefit described in this paragraph 1; provided that the trust shall be established with the intention that the creation and funding of the trust shall not result in the recognition of gross income by Employee of any amount credited under the trust prior to the date the amount is paid or made available. Assets of the trust, and any other assets set aside by Employer to satisfy its obligations under this Agreement, shall remain at all times subject to the claims of Employer's general creditors. Employee and his beneficiaries shall not have any rights under this paragraph 1 that are senior to the claims of general unsecured creditors of Employer. Notwithstanding any other term or provision of this Agreement or the trust, within ten business days following Employee's termination of employment with Employer due to Employee's retirement, disability or death, or, if earlier, immediately prior to the effective date of a "Change of Control" (as defined in the employment agreement between Employee and Employer), Employer shall fully fund the trust (using the same actuarial assumptions used to establish funding in the Pension
Plan) for all benefits earned pursuant to this Agreement through the date


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of Employee's termination of employment or the effective date of the Change of
Control, as applicable.

            (f) The right to receive the supplemental retirement benefit described in this paragraph 1 shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance, nor subject to attachment, garnishment, levy, execution or other legal or equitable process for the debts, contracts or liabilities of Employee or his beneficiaries.

      2. Change of Control

            (a) Subject to paragraph 2(b) below, if any portion of the amounts paid to, or value received by, Employee following a Change of Control constitutes an "excess parachute payment" within the meaning of Internal Revenue Code Section 280G, then the parties shall negotiate a restructuring of payment dates and/or methods (but not payment amounts) to minimize or eliminate the application of Internal Revenue Code Section 280G. If an agreement to restructure payments cannot be reached within 60 days of the date the first payment is due under this Agreement, then payments shall be made without restructuring. Employee shall be responsible for all taxes and penalties payable by Employee as a result of Employee's receipt of an "excess parachute payment."

            (b) Notwithstanding the foregoing of this paragraph 2, if the Board of Directors of Employer elects to make a single lump sum payment to Employee pursuant to paragraph 6(a)(v) of the Employment Agreement between Employee and Employer, Employer shall pay all benefits due Employee pursuant to this Agreement in an actuarial equivalent single lump sum payment within 90 days following a Change of Control and Employee's termination of employment with Employer. In the event a single lump sum payment is made pursuant to the


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foregoing sentence, the amount of the payment shall be increased to the extent necessary to hold Employee harmless from any tax liability attributable to such single lump sum payment.

      3. Construction and Severability.

            The invalidity of any one or more provisions of this Agreement or any part thereof, all of which are inserted conditionally upon their being valid in law, shall not affect the validity of any other provisions to this Agreement; and in the event that one or more provisions contained herein shall be invalid, as determined by a court of competent jurisdiction, this instrument shall be construed as if such invalid provisions had not been inserted.

            4. Governing Law. This Agreement was executed and delivered in the State of New York and shall be construed and governed in accordance with the laws of the State of New York.

            5. Assignability and Successors. This Agreement may not be assigned by Employee or Employer, except that this Agreement shall be binding upon and shall inure to the benefit of the successor of Employer through merger or corporate reorganization.

            6. Miscellaneous. This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and shall supersede all prior understandings and agreements. This Agreement cannot be amended, modified, or supplemented in any respect, except by a subsequent written agreement entered into by the parties.

            7. Counterparts. This Agreement may be executed in counterparts (each of which need not be executed by each of the parties), which together shall constitute one and the same instrument.

            8. Jurisdiction, Venue and Fees. The jurisdiction of any proceeding between the parties arising out of, or with respect to, this Agreement shall be in a court of competent


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jurisdiction in New York State, and venue shall be in Onondaga County. Each party shall be subject to the personal jurisdiction of the courts of New York State. If Employee is a party in a proceeding to collect payments due pursuant to this Agreement and prevails in collecting payments due in the proceeding or settlement of the proceeding, Employer shall reimburse Employee for reasonable attorneys' fees incurred by Employee in connection with such proceeding.

            The foregoing is established by the following signatures of the parties.

                                        COMMUNITY BANK SYSTEM, INC.

                                        By:____________________________

                                        Its:___________________________


                                        COMMUNITY BANK, N.A.

                                        By:____________________________

                                        Its:___________________________


                                        _______________________________
                                                MARK E. TRYNISKI


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